EXHIBIT 10.33

                          CAPITAL STAFFING FUND, INC.

                               SUBORDINATED NOTE

                                                           Boston, Massachusetts
                                                               February 20, 1997

         FOR VALUE RECEIVED, CAPITAL STAFFING FUND, INC., a corporation organized and existing under the laws of the state of Florida (the "Company"), hereby promises to pay the Lawrence H. Schubert Revocable Trust dated August 25, 1995 (together with any subsequent holder of this Note, the "Obligee") and amount equal to the Obligee's pro rata share of the Company's accumulated adjustments account as determined by the Company's independent auditors pursuant to Section 1368 (e) (1) of the Internal Revenue Code of 1986. Said amount will be paid in two installments in the amounts, and at the times, set forth on Exhibit A attached hereto. The second installment shall bear interest from the date hereof to the date of payment at a rate of 8% per annum. Each holder of this Note, by acceptance hereof, agrees to and shall be bound by the provisions of this Note, including without limitation, the subordination provisions in
Section 2 hereof.

1. TERMS OF NOTE.

         (a) PAYMENTS. Except as otherwise set forth in this Agreement, all payments of principal and interest hereunder shall be made by the Company in lawful money of the United States of America in immediately available funds on the date such payment is due at the address of the Obligee on the books of the Company or such other place as the holder hereof shall disignate to the Company in writing.

         (b) NO PREPAYMENT. This Note shall not be prepaid until the Senior Indebtedness (as defined below) shall have been paid in full in cash and the Credit Agreement (as defined below) shall have been irrevocably terminated.


2. SUBORDINATION IN RIGHT OF PAYMENT TO SENIOR INDEBTEDNESS.

         (a) SUBORDINATION. The Company agrees, and each holder of this Note agrees, that the principal and interest on this Note is and shall be subordinated in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of all Senior Indebtedness and that the subordination of this Note pursuant to this Section 2 is for the benefit of all holders of the Senior Indebtedness.

         (b) SENIOR INDEBTEDNESS. "Senior Indebtedness" means all obligations and undertakings of any kind owed by the Company or any Subsidiary of the Company to the holders of the Senior Indebtedness from time to time under or pursuant to any of the Senior Lending Agreements including, without limitation, whether direct or

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indirect, absolute or contingent, secured or unsecued, now existing or herafter arising, all loans, advances, liabilities and debt balances, all principal and interest (including all interest accruing after commencement of any case, Proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Company) accruing theron, all charges, expenses, fees and other sums chargeable to the Company or any Subsidiary of the Company by the holders of the Senior Indebtedness, all reimbursement, indemnity or other obligations due and payable to the holders of the Senior Indebtedness and all covenants and duties at any time owed by the Company or any Subsidiary of the Company to the holders of the Senior Indebtedness. Senior Indebtedness shall include any debt, liability or obligation owing from the Company or any Subsidiary of the Company to others which the holders of the Senior Indebtedness notwithstanding the fact that such Senior Indebtedness or any claim for such Senior Indebtedness is subordinated, avoided or disallowed under the federal Bankruptcy Code or other applicable law. Senior Indebtedness shall also include any indebtedness of the Company or any Subsidiary of the Company incurred in connection with a refinancing of the Senior Indebtedness under the Senior Lending Agreements.

         (c) LIQUIDATION; DISSOLUTION; BANKRUPTCY. Upon any payment or distribution of assets of the Company of any kind or character (whether in cash, securities or other property) to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar Proceeding relating to the Company or its property:

              (i) The holders of Senior Indebtedness shall be entitled to receive payment in full in cash of all Senior Indebtedness or such payment shall first be duly provided for in cash or in a manner satisfactory to the holders of Senior Indebtedness before Obligee shall be entitled to receive any payment on this Note; and

              (ii) Until the Senior Indebtedness is paid in full in cash or provided for in a manner satisfactory to the holders of Senior Indebtedness, any payment or distribution to which the Obligee would be entitled but for this Section shall be made to the Agent (as defined below) for application to the payment of the Senior Indebtedness.

              (iii) Notwithstanding the foregoing provisions of this Section, if the Company shall make any payment or distribution to the Obligee on account of this Note at a time when such payment is prohibited by this Section, such payment or distribution shall

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                     be held by the Obligee in trust for the ratable benefit of, and shall be paid forthwith over and delivered to, the Agent for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness, and the Obligee irrevocably authorizes, empowers and directs all receivers, trustees, liquidators, custodians, conservators and others having authority in the premises to effect all such payments and distributions, and the Obligee also irrevocably authorizes, empowers and directs the Agent to demand, sue for, collect and receive every such payment or distribution.

                (iv) The Obligee agrees to execute, verity, deliver and file any proofs of claim in respect of the indebtedness evidenced by this Note requested by the Agent in connection with any such Proceeding and hereby irrevocably authorizes, empowers and appoints the Agent as the Company's agent and attorney-in-fact to (A) execute, verity, deliver and file such proofs of claim and (B) vote such claim in any such Proceeding; provided that the Agency shall have no obligation to execute, verify, deliver, file and/or vote any such proof of claim.

         (d) DEFAULT ON SENIOR INDEBTEDNESS.

              (i) Upon the maturity of the Senior Indebtedness by lapse of time, acceleration (unless waived in writing by the holders of Senior Indebtedness) or otherwise, all of the Senior Indebtedness shall first be paid in full, or such payment duly provided for, in cash or in a manner satisfactory to the holders of the Senior Indebtedness, before any payment is made by the Company on account of this Note and, until all of the Senior Indebtedness is paid in full, any payment or other distribution to which the Obligee would be entitled but for the provisions of this Section shall (unless otherwise required by this Section 2) be made to the Agent, for application to the payment of the Senior Indebtedness.

              (ii) During the continuance of any default in the payment of any of the Senior Indebtedness, the Company shall not make any payment of interest or other amounts owing on this Note until such

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                     payment default has been cured by the Company or waived in writing by the holders of the Senior Indebtedness. Upon any such cure or waiver, payments may resume, but no interest on this Note shall accrue during or be paid with respect to the period for which there is a payment default on the Senior Indebtedness.

              (iii) During the continuance of any other event of default with respect to the Senior Indebtedness pursuant to which the maturity thereof may be accelerated, commencing upon receipt by the Company of written notice from the Agent specifying that such notice is a payment blockage notice delivered pursuant to this Section, the Company may not make any payment of interest or other amounts owing on this Note for a period ("Payment Blockage Period") commencing on the date of receipt of such notice and ending one hundred and eighty (180) days thereafter (unless such Payment Blockage Period shall be terminated by written notice to the Company from the Agent). The aggregate duration of all Payment Blockage Periods for such nonpayment defaults shall not exceed one hundred eighty (180) days during any period of three hundred sixty (360) consecutive days. During any Payment Blockage Period, interest shall continue to accrue as otherwise provided herein. Upon the termination of any Payment Blockage Period, payments of interest and/or principal shall resume as provided in Section 1; provided that the outstanding principal balance of this Note shall be increased by the amount of interest that accrued during such Payment Blockage Period and no interest shall be paid with respect to said Payment Blockage Period until the Senior Indebtedness is paid in full in cash and the Credit Agreement shall have been irrevocably terminated.

              (iv) Notwithstanding the foregoing provisions of this Section, if the Company shall make any payment or distribution to the Obligee on account of this Note at a time when such payment is prohibited by this Section, unless otherwise required by this Section, such payment or distribution shall be held by Obligee in trust for the ratable benefit of, and shall be paid forthwith over and delivered to, the Agent for application to the payment of all of the Senior Indebtedness remaining unpaid to the extent necessary to pay all of the Senior Indebtedness in full in accordance with its terms,

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                     after giving effect to any concurrent payment or
                     distribution to or for the holders of the Senior Indebtedness.

         (e) SUBROGATION. After all Senior Indebtedness is paid in full and until this Note is paid in full (but not prior to such time), the Obligee shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions applicable to the Senior Indebtedness to the extent that payments and distributions otherwise payable to the Obligee have been applied to the payment of the Senior Indebtedness. A payment or distribution made under this Section to holders of Senior Indebtedness which otherwise would have been made to the Obligee is not, as between the Company and the Obligee, a payment by the Company on Senior Indebtedness, but until such payment is made to Obligee it is not a payment by the Company to the Obligee.

         (f) NO COLLECTION ACTION. Until all of the Senior Indebtedness is paid in full in cash and all loan commitments under the Credit Agreement have been irrevocably terminated, the Obligee shall not take any Collection Action with respect to the indebtedness evidenced by this Note.

         (g) RETURN OF PAYMENTS. After all Senior Indebtedness is paid in full, the provisions of this Section 2 shall be reinstated if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any holder of the Senior Indebtedness or any representative of such holder.

         (h) NO CHALLENGE TO SENIOR INDEBTEDNESS. The Obligee agrees not to initiate or prosecute any claim, action or other Proceeding challenging the enforceability of the Senior Indebtedness or any liens and security interests securing the Senior Indebtedness, nor will the Obligee file or join in the filing of an involuntary bankruptcy petition against the Company. The right of the holders of the Senior Indebtedness to enforce the provisions of this Section 2 shall not be prejudiced or impaired by any act or omitted act of the holders of the Senior Indebtedness or the Company, including without limitation forbearance, waiver, compromise, amendment, extension, renewal or taking or release of security in respect of any Senior Indebtedness or noncompliance by the Company with such provisions, regardless of the actual or imputed knowledge of the holders of the Senior Indebtedness. In the event that the Senior Indebtedness is refinanced in full, Obligee agrees at the request of such refinancing party to enter into a subordination agreement on terms substantially similar to this Section 2.

         (i) MODIFICATIONS TO SENIOR INDEBTEDNESS. The holders of the Senior Indebtedness may at any time and from time to time without the consent of or notice to the Obligee, without incurring liability to the Obligee and without impairing or releasing the obligations of the Obligee under this Section 2, change the manner

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or place of payment or extend the time of payment of or renew or alter any
Senior Indebtedness, or amend in any manner any agreement, note, guaranty, security agreement or other instrument evidencing or securing or otherwise relating to the Senior Indebtedness.

         (j) NO SECURITY FOR NOTE. The Obligee represents that it does not have, and agrees that it shall not require or obtain, any security interest in the assets of the Company or any Subsidiary or parent of the Company as security for the indebtedness evidenced hereby. The Obligee acknowledges that the holders of the Senior Indebtedness do have a security interest in the assets of the Company.

         (k) NO MODIFICATIONS OF NOTE. Until all of the Senior Indebtedness is paid in full and all loan commitments under the Credit Agreement have terminated, without the prior written consent of the Agent, the Obligee shall not agree to any amendment, modification or supplement to this Note or the indebtedness evidenced by this Note, including without limitation, any amendment, modification or supplement the effect of which is to (i) increase the principal amount hereof or the rate of interest herein, (ii) change the dates upon which payments of principal or interest hereon are due, (iii) change or add any event of default, (iv) change the prepayment provisions hereof or (v) alter the subordination provisions hereof, including without limitation, subordinating this Note or the indebtedness evidenced hereby to any other debt.

         (l) ASSIGNMENT. Until all of the Senior Indebtedness is paid in full and all loan commitments under the Credit Agreement have terminated, the Obligee shall not sell, assign, pledge, dispose of or otherwise transfer all or any portion of this Note or the indebtedness evidenced hereby unless prior to the consummation of any such action, the transferee thereof shall execute and deliver to the Agent an agreement providing the continued subordination of this Note and the indebtedness evidenced hereby as provided herein. Notwithstanding the failure to execute or deliver any such sale, assignment, pledge, disposition or other transfer of all or any portion of this Note or the indebtedness evidenced hereby, and the subordination terms of this Note shall be binding upon the successors and assigns of the Obligee.

         (m) SCOPE OF SUBORDINATION. The provisions in this Section 2 are solely to define the relative rights of the Obligee and the holders of the Senior Indebtedness. Nothing in this Section 2 shall impair, as between the Company and the Obligee, the unconditional and absolute obligation of the Company to punctually pay the principal, interest, and any other amounts and obligations owing to Obligee under the terms of this Note, subject to the rights of the holders of the Senior Indebtedness under this Note.

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         (n) CERTAIN DEFINED TERMS. As used herein,

              (i) "Agent" means Bank of Boston Connecticut, in its capacity as agent for the holders of the Senior Indebtedness, or any successor agent appointed pursuant to the terms of the Credit Agreement, provided that the Obligee may rely on a certificate from any such successor agent to the effect that such successor is acting as a successor agent under the Credit Agreement.

              (ii) "Collection Action" means (A) to demand, sue for, take or receive from or on behalf of the Company, by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by the Company under this Note, (B) to initiate or participate with others in any lawsuit, action, or Proceeding against the Company to (1) enforce payment of or to collect the whole or any part of the indebtedness evidenced by this Note, or (2) commence judicial enforcement of any of the rights and remedies under this Note or under applicable law with respect to this Note, or (C) to accelerate any indebtedness evidenced by this Note.

              (iii) "Credit Agreement" means the Credit Agreement dated as of February __, 1997, among the Company, the Banks from time to time parties thereto and Bank of Boston Connecticut, as Agent, as the same hereafter be amended, modified, supplemented, restated or extended from time to time.

              (iv) "Proceeding" means any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganizatioin, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of the Company.

              (v) "Senior Lending Agreements" means collectively the Credit Agreement, the Senior Subordinated Debt Agreements, and the other loan documents between the Company or any Subsidiaries of the Company and the holders of Senior Indebtedness, including without limitation all notes, pledge agreements, security agreements and guarantees, together with any and all other instruments, documents and agreements executed and delivered by the Company

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                     or any Subsidiary of the Company from time to time in
                     connection with the Senior Indebtedness evidenced by the Credit Agreement and such notes, as the same may hereafter be amended, modified, supplemented, restated or extended from time to time.

              (vi) "Senior Subordinated Debt Agreements" shall mean that certain Securities Purchase Agreement, dated as of February __, 1997, by and among the Company, Triumph-Connecticut Limited Partnership ("Triumph"), Bachow Investment Partners III, L.P. ("Bachow") and the other parties named therein (the "Purchase Agreement"), and those certain Senior Subordinated Notes, due February __, 2002, in an aggregate principal amount of $25,000,000, issued to each of Triumph and Bachow pursuant to the Purchase Agreement, and any "put note" issued by the Company to either Triumph or Bachow pursuant to the terms of those certain Common Stock Warrants to Purchase Common Stock of the Company, dated as of February __, 1997 issued to Triumph and Bachow pursuant to the Purchase Agreement, as any of the foregoing may hereafter be amended, modified, supplemented, restated or extended from time to time.

              (vii) "Subsidiary" shall mean, as to any person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

3. EVENTS OF DEFAULTS AND ACCELERATION.

         If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about to be effected by operation of law or otherwise):

         (a) the Company defaults in the payment of the principal of or any interest on this Note and such default continues for a period of thirty (30) business days after the date such payment was due; or


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         (b) the Company shall:

              (i) have commenced a voluntary case under Title 11 of the United States Code as from time to time in effect, or have authorized, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case;

              (ii) have filed an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or have failed to controvert timely the material allegations of any such petition;

              (iii) be subject to the entry of an order for relief against it in any involuntary case commenced under said Title 11 which remains undischarged or unstayed for more than sixty (60) days:

              (iv) have sought relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the invsolvency, liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or have consented to or acquiesced in such relief;

              (v) be subject to the entry of an order by a court of competent jurisdiction (a) finding it to be bankruptcy or insolvent or (B) ordering or approving its liquidation, reorganization or any or any modification or alteration of the rights of its creditors which remains undischarged or unstayed for more than sixthy (60) days;

              (vi) be subject to the entry of an order by a court of competent jurisdiction assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property which remains undischarged or unstayed for more than sixty (60) days; or

              (vii) have entered into a composition with its creditors or have appointed or consented to the appointment of a receiver of other custodian for all or a substantial part of its property.

then the Obligee may, subject to the provisions of Section 2, by providing (10) days written notice to the Company, declare the

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Company to be in default hereunder (an "Event of Default") and may exercise any right, power or remedy permitted to such holder or holders by law, including, without limitation:

              (y) the right to declare the entire principal amount of this Note and accrued interest thereon, if any, due and payable; an

              (z) the right to commence any proceeding against the Company in furtherance of the foregoing.

4. COMPLIANCE WITH USURY LAWS.

         All agreements between the Company and the Obligee are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Obligee for the use, forbearance or detention of the Indebtedness evidenced hereby exceed the maximum permissible under the applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. If, from any circumstances whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if from any circumstances the Obligee should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between the Company and the Obligee.

5. NOTICES.

         All notices, requests, demands and other communications hereunder shall be in writing, shall be deemed to have been duly given when delivered at or telecopied to the address specified below and shall be delivered by overnight delivery service or hand delivered, addressed or telecopied as follows:

          If to Obligee:

               c/o OutSource International, Inc.
               1144 East Newport Center Drive
               Deerfield Beach, Florida 33487
               Telecopier No.: (954) 418-3365

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          If to Company:

               c/o OutSource International, Inc.
               Attention: CEO
               1144 East Newport Center Drive
               Deerfield Beach, Florida 33487
               Telecopier No.: (954) 418-3365

6. GOVERNING LAW.

         This Note shall have the effect of an instrument executed under seal and shall be governed by and construed in accordance with the laws of the State of Florida. The sole venue for any action arising hereunder shall be Broward County, Florida.

7. WAIVER OF TRIAL BY JURY.

         THE COMPANY AND OBLIGEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE COMPANY OR OBLIGEE.

8. ATTORNEY'S FEES AND COSTS.

         The Company agrees to pay all reasonable expenses and costs, including, without limitation, attorney's fees and costs of collection, which may be incurred by the Obligee in connection with the enforcement of any obligations hereunder or in connection with representation with respect to bankruptcy or insolvency Proceedings.

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         IN WITNESS WHEREOF, the Company has caused this Note to be executed under seal by its duly authorized officer as of the date set forth above.

                                        CAPITAL STAFFING FUND, INC.


                                        By: /s/ PAUL BURRELL
                                           --------------------------
                                           Name:   Paul Burrell
                                           Title:  President

AGREED AND ACCEPTED:

OBLIGEE

By: /s/ LAWRENCE H. SCHUBERT /ILLEGIBLE/
   --------------------------
    Lawrence H. Schubert, as
    Trustee of the Lawrence H.
    Schubert Revocable Trust
    dated August 25, 1995


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                                   EXHIBIT A

         The amount of the accumulated adjustments account to be paid to the Obligor shall be determined by the Company's independent auditors as of February 21, 1997, pursuant to Section 1368(e)(i) of the Internal Revenue Code the last day of the Company's S corporation status (the "Total Payment Amount"). The Total Payment Amount shall be paid in two installments as follows:

PAYMENT                  DATE                     AMOUNT
-------                  ----                     ------

   1      February 24, 1997                     $81,092.66

   2      Upon closing of Company's books       Total Payment Amount less
          for final S corporation tax year.     Payment No. 1, plus accrued
                                                interest at 5% per annum.


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OUTSOURCE INTERNATIONAL, INC.                CONFIDENTAIL

                               ALLOCATION OF AAA DISTRIBUTION BY COMPANY

                                 CSP             OFI              OSI
                             ----------     ------------     ------------

Larry Schubert trust          81,097.66       508,264.97       315,602.09
Nadya Schubert trust          81,092.66       508,264.97       315,602.09
Alan Schubert                142,121.16     1,336,525.57       837,791.05
Matt Schubert                  1,201.03        51,064.71        32,003.28
Matt Schubert trust            5,487.02       233,248.58       146,210.11
Jason Schubert trust           6,688.05       284,303.27       178,213.38
Mindy Wagner                   6,688.05        49,792.18        31,167.98
Lou Morelli, Sr.             135,433.10       722,424.17       452,846.19
Ray Morelli                    6,688.05       237,404.41       148,816.18
Lou Morelli, Jr.               5,249.76       186,349.70       116,811.91
Lou Morelli, Jr. trust         1,438.29        51,054.71        32,003.26
Peggy Janisch                 11,008.66       237,404.41       148,816.18
Peggy Janisch trust            2,357.45        51,054.71        32,003.28
Paul Burrell                 182,185.32       495,230.71       310,431.68
Bob Lefcort                   13,376.11       102,109.42        64,008.53
Bob Lefcort trust              6,655.05        51,054.71        32,003.28
                             ----------     ------------     ------------

Totals                       668,805.45     5,105,471.20     3,200,326.40
                             ==========     ============     ============